EXHIBIT 16.1

[Letterhead of Arthur Andersen LLP]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 6, 2002

Dear Sir/Madame:

We have read Item 4 included in the Form 8-K dated May 3, 2002 of Labor Ready, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP